Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13D

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13D (including amendments thereto) jointly on behalf of each such party.

Date: October 26, 2023

Hong Seng Technology Limited	By:	/s/ Bingfeng Zhang
	Name:	Bingfeng Zhang
	Title:	Sole director

Lepu Hong Kong Co., Limited	By:	/s/ Yong Wang
	Name:	Yong Wang
	Title:	Director

Lepu Holdings Limited	By:	/s/ Junyan Tang
	Name:	Junyan Tang
	Title:	Director

Lepu Medical (Europe) Cooperatief U.A.	By:	/s/ Yong Wang
	Name:	Yong Wang
	Title:	Director

Lepu Medical Technology (Beijing) Co., Ltd.	By:	/s/ Zhongjie-Pu
	Name:	Zhongjie Pu
	Title:	Chairman of the Board